EXHIBIT 13.3

CONSENT OF EXPERT

I have reviewed the Annual Report of Avino Silver & Gold Mines Ltd. on Form 20-F for the fiscal year ended December 31, 2012, which includes information derived from my technical reports on the Property in the Durango Mining District of Mexico dated July 24, 2012 entitled "Technical Report on the Avino Property", and I concur that the information as set forth is an accurate summary of my reports. I further consent to the use in this Form 20-F of the reference to myself as an expert in the Annual Report.

TETRA TECH WARDROP

Dated: May 14, 2013	By:	/s/ Hassan Ghaffari”
Hassan Ghaffari, P.Eng.